Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
The Blueshirt Group
415-489-2198
or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM TECHNOLOGIES APPOINTS JOSEPH MITCHELL PRESIDENT
AND CHIEF EXECUTIVE OFFICER

LONGMONT, COLORADO, JANUARY 5, 2016 - UQM Technologies, Inc. (NYSE MKT: UQM) announced today that the Board of Directors has appointed Joseph Mitchell as President and Chief Executive Officer, effective immediately. Mr. Mitchell has also been appointed as a member of the Board of Directors.

Mr. Mitchell has been Interim Chief Executive Officer and President of UQM Technologies since July 21, 2015. He joined the Company three years ago as Vice President of Operations and led all manufacturing, quality and purchasing functions. Mr. Mitchell has over 25 years of experience in the automotive industry, with more than 15 years in the development and production of electric powertrains and vehicle electrification.

“After conducting an appropriate search, the Board firmly believes that Mr. Mitchell is the right person for this job,” said Donald Vanlandingham, UQM’s Chairman of the Board.  “We believe his vision and experience are the right combination to drive the company forward.  We are extremely pleased that Joe has accepted the position of President and Chief Executive Officer and the Board is looking forward to working with him in his new capacity.”

Mr. Mitchell said, “I am excited and honored to be appointed President and CEO. We gained solid momentum through the end of calendar 2015 and there are many opportunities that lay ahead of us. We have a tremendous organization at UQM and I am looking forward to working closely with our customers, suppliers and employees to drive growth and create value for our shareholders. These are exciting times for UQM and the EV industry and our team is dedicated to making UQM the leading global supplier of electric propulsion systems.”

Prior to joining UQM, Mr. Mitchell was Director of Operations and Quality for Continental Automotive’s North American Hybrid and Electric Drive business unit, where he led all North

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

American manufacturing, advanced manufacturing strategy, planning and global sourcing for the hybrid electric drive business unit. His previous experience also includes senior management positions at Siemens VDO,  Ballard Power Systems. Prior to that, Mr. Mitchell held a series of manufacturing and quality management positions at Ford Motor Company.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, military and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include our plans, beliefs or current expectations regarding UQM’s future opportunities, growth initiatives and ability to create shareholder value as well as the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901